EXHIBIT 99(c)

September 25, 1998

Dear ESOP Account Holder:

As you may know, in connection with the conversion of First Bank of Florida ("First Bank") from a mutual to a stock form of organization in September 1993, and the formation of First Palm Beach Bancorp, Inc. ("FPBB") as the parent holding company for First Bank, 423,200 shares of Common Stock of FPBB were acquired by the Employee Stock Ownership Plan ("ESOP") for the benefit of participating employees. These shares of Common Stock were purchased with borrowed funds and placed in a suspense account for future transfer to the allocated accounts of individual participating employees as the borrowed funds are repaid.

A total of 347,197 shares of Common Stock of FPBB were held in the allocated and suspense accounts by the ESOP as of September 18, 1998, which is the voting record date (the "Record Date") for FPBB's Special Meeting of Stockholders to be held on October 27, 1998 (the "Special Meeting"). As a participant in the ESOP, you may direct the voting, at the Special Meeting, of the shares of FPBB's Common Stock held by the ESOP Trust and allocated to your account as of the Record Date. At the Special Meeting, stockholders will be asked to vote on the following proposals:

         Proposal 1: Approval and adoption of the Agreement and Plan of Merger, dated as of May 27, 1998, as amended, by and between Republic Security Financial Corporation ("RSFC")and FPBB, providing for the merger of FPBB with and into RSFC.

              Proposal 2: Any other matter or proposal which may be presented for a vote at the Special Meeting.

A committee consisting of Messrs. Greene, Davis and Guemple administers the ESOP (the "ESOP Committee"). An unrelated corporate trustee for the ESOP has been appointed, Marine Midland Bank (the "ESOP Trustee").

HOW YOU EXERCISE YOUR VOTING RIGHTS

Because the ESOP Trustee is the owner of record of all of the Common Stock held in the ESOP Trust, only it may submit an official proxy card or ballot to cast votes for this Common Stock. You exercise your right to direct the vote of Common Stock that has been allocated to your account by submitting a Confidential Voting Instruction Card that will tell the ESOP Trustee how to complete the proxy card or ballot for your shares. The ESOP Committee is furnishing to you the enclosed Confidential Voting Instruction Card, together with a copy of the Joint Proxy Statement/Prospectus of FPBB and Republic Security Financial Corporation for the Special Meeting, so that you may exercise your right to direct the voting of shares of Common Stock allocated to your account. The Confidential Voting Instruction Card indicates how many shares of Common Stock were allocated to your account, and thus how many votes you have, as of the Record Date. The Confidential Voting Instruction Card also lists the specific proposals to be voted on at the Special Meeting.

In order to direct the voting of shares allocated to your account under the ESOP, you must fill-out and sign the enclosed Confidential Voting Instruction Card and return it in the accompanying envelope by October 21, 1998.

The Confidential Voting Instruction Card will be delivered directly to the ESOP Trustee who will tally all the instructions received. If your Confidential Voting Instruction Card is received on or before October 21, 1998, the ESOP Trustee will vote the number of shares of Common Stock indicated on your Confidential Voting Instruction



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Card in the manner you direct. The contents of your Confidential Voting
Instruction Card will be kept confidential. No one at First Bank or FPBB will have access to information about anyone's individual choices.

UNALLOCATED SHARES

As of September 18, 1998, 68,258 shares were held in the ESOP suspense account. The ESOP Trustee has a legal duty to decide how to vote these shares. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.

UNSPECIFIED PROPOSALS

At the Special Meeting, it is possible, although very unlikely, that stockholders will be asked to vote on matters other than those specified on the attached Confidential Voting Instruction Card. In such a case, there may not be time to ask you for further voting directions. If this situation arises, the ESOP Trustee has a legal duty to decide how to vote all of the shares held in the ESOP Trust. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.

IF YOU ABSTAIN

You may direct the ESOP Trustee to abstain from voting your shares by checking the appropriate box on the Confidential Voting Instruction Card. Please note that Proposal 1 requires the affirmative vote of the holders of a majority of the outstanding shares of FPBB entitled to vote. An abstention on Proposal 1 (or any other matter requiring approval by a specified percentage of all outstanding shares of FPBB) is the same as voting against the proposal. IF YOU DO NOT VOTE

IF YOU DO NOT VOTE

The ESOP Trustee has a legal duty to see that all voting rights for shares of Common Stock held in the ESOP Trust are exercised. If you do not file a Confidential Voting Instruction Card, or if the independent tabulator receives your Confidential Voting Instruction Card after the deadline, the ESOP Trustee will decide how to exercise the votes for your shares. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.

This voting direction procedure is your opportunity to participate in decisions that will affect the future of the Bank and Company. Please take advantage of it by completing and signing the Confidential Voting Instruction Card using the self-addressed envelope provided.

                                          Sincerely,

                                          ESOP Committee

Enclosure:  Joint Proxy Statement/Prospectus



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                      CONFIDENTIAL VOTING INSTRUCTION CARD

NAME:  ___________________________

ALLOCATED SHARES:  ____________

              I, THE UNDERSIGNED, UNDERSTAND THAT THE ESOP TRUSTEE IS THE HOLDER OF RECORD AND CUSTODIAN OF ALL SHARES OF FIRST PALM BEACH BANCORP, INC. ("FPBB") COMMON STOCK ALLOCATED TO MY ACCOUNT UNDER THE FIRST BANK OF FLORIDA EMPLOYEE STOCK OWNERSHIP PLAN. FURTHER, I UNDERSTAND THAT MY VOTING DIRECTIONS ARE SOLICITED ON BEHALF OF THE ESOP TRUSTEE FOR THE SPECIAL MEETING OF STOCKHOLDERS ON October 27, 1998.

              AS A NAMED FIDUCIARY WITH RESPECT TO FPBB COMMON STOCK ALLOCATED TO ME, I DIRECT YOU TO VOTE ALL SUCH FPBB COMMON STOCK AS FOLLOWS:

         1. APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 27, 1998, AS AMENDED, BY AND BETWEEN REPUBLIC SECURITY FINANCIAL CORPORATION ("RSFC") AND FPBB, PROVIDING FOR THE MERGER OF FPBB WITH AND INTO RSFC.

              [ ]      FOR
              [ ]      AGAINST
              [ ]      ABSTAIN

2. In the discretion of the ESOP Trustee, as to any other matter or proposal to be voted on by FPBB's stockholders at the Special Meeting of Stockholders.

*Abstention is equivalent to voting AGAINST Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE LISTED PROPOSALS.

         The ESOP Trustee is hereby directed to vote any shares allocated to me. I understand that if I sign this form without indicating specific instructions, shares attributable to me will be voted FOR all nominees and all of the listed proposals.

         By signing below, I acknowledge receipt of a copy of the Joint Proxy Statement/Prospectus that was furnished to stockholders of FPBB in connection with the Special Meeting of Stockholders and the accompanying letter from the Committee appointed to administer the ESOP.

              Dated: ________, 1998.

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                                 PRINT NAME OF ESOP ACCOUNT HOLDER

                                 --------------------------------------
                                 SIGNATURE OF ESOP ACCOUNT HOLDER

PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO BE RECEIVED NO LATER THAN OCTOBER 21, 1998.